Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8

(Form Type)

PepsiCo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value 1-2/3 cents per share	457(c) and 457(h)	30,000,000	$175.75	$5,272,500,000	0.00014760	$778,221
Total Offering Amounts					$5,272,500,000		$778,221
Total Fee Offsets(3)							—
Net Fee Due							$778,221

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers an additional 30,000,000 shares of common stock, par value 1-2/3 cents per share (“Common Stock”), of PepsiCo, Inc. (the “Registrant”) authorized for issuance under the PepsiCo, Inc. Long-Term Incentive Plan (f/k/a the PepsiCo, Inc. 2007 Long-Term Incentive Plan), as amended and restated May 1, 2024 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Stock, which become issuable under the Plan, by reason of any stock dividend, stock split or other similar transaction.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the Nasdaq Global Select Market on May 3, 2024.

(3)	There are no fee offsets.